Exhibit 99.1
Quantum Technologies Reports 2012 Fourth Quarter and Annual Financial Results

•	Natural gas tank and system sales increase 126% in calendar 2012

LAKE FOREST, Calif., March 28, 2013 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in natural gas storage systems, integration and vehicle technologies, today reported its results for the fourth quarter and calendar year 2012. Conference call information is provided below.
2012 Fourth Quarter and Annual Operating Results Overview
Total revenue from continuing operations was $5.6 million in the fourth quarter of 2012 as compared to $9.8 million in the fourth quarter of 2011, and was $22.7 million in calendar 2012 as compared to $33.9 million in calendar 2011.
Product revenues from our ultra-lightweight compressed natural gas (CNG) fuel storage tanks and systems for CNG powered vehicles increased by $1.3 million or 100% during the fourth quarter of 2012 and increased by $6.3 million, or 126% in calendar 2012 as compared to similar periods in calendar 2011. The improved revenues from CNG product sales partially offset the reduction experienced in calendar 2012 in revenues from component shipments and engineering services provided to Fisker Automotive.
During calendar year 2012, we received $19.1 million in new purchase orders for our CNG fuel storage tanks and systems, as compared to $5.8 million of new purchase orders received during calendar 2011, representing a 231% increase in the current year period. As of December 31, 2012, our backlog for CNG fuel storage tanks and systems was $10.3 million.
Our consolidated operating loss from continuing operations amounted to $1.8 million in the fourth quarter of 2012 compared to a loss of $20.1 million in the fourth quarter of 2011 and amounted to a loss of $14.4 million in calendar 2012 compared to a loss of $28.0 million in calendar 2011. After excluding the impact of one-time charges and gains discussed below, the operating loss in the second half of 2012 reflects a 29% improvement over the operating loss in the first half of 2012. The operating loss in calendar 2011 included an $18.0 million charge as of December 31, 2011 for the impairment of goodwill.
We used $1.3 million and $12.5 million of cash for our consolidated operating activities in the fourth quarter of 2012 and calendar 2012, respectively, which represent improvements over the levels of cash used for operating activities in the comparable prior year periods of $1.8 million and $12.9 million, respectively.
“We’re very proud to report a record year of shipments and new orders received for our CNG fuel storage tanks and systems in calendar 2012, and, given that in 2013 we have already received $9.4 million in new orders for our CNG storage systems, we see this trend continuing in 2013,” said Brian Olson, Quantum’s President and Chief Executive Officer. Mr. Olson continued, “We believe we have made tremendous strides in refocusing the Company over the past year to effectively leverage our core technologies and expertise to capitalize on the expanding natural gas industry and are beginning to see positive results from those efforts. During the last 6 months of calendar 2012, we experienced a significant decrease in our operating loss as compared to the first 6 months of 2012. This improvement is reflective of growing CNG product sales with strong margins and a renewed focus on cost containment. Characteristics that we expect will frame 2013 for Quantum.”

Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by our Fuel Storage & Vehicle Systems segment, which was previously referred to as our Electric Drive & Fuel Systems segment.
Product revenue for this segment was $2.6 million in the fourth quarter of 2012 compared to $6.0 million in the fourth quarter of 2011, and was $14.5 million in calendar 2012 compared to $17.2 million in calendar 2011. The fourth quarter revenue in 2012 was substantially all related to shipments of our CNG storage systems. Included in calendar year 2012 revenue was $11.3 million in revenue generated from shipments of CNG storage systems and $3.0 million in revenue generated from shipments of component parts to Fisker Automotive for the Fisker Karma vehicle. The Fisker Karma vehicle has not been in production since approximately July 2012 for reasons unrelated to us or the components we supply, including the hybrid control software that we developed and license to Fisker Automotive.
As a result of the significant increase in new purchase orders for our CNG storage systems and our expectations for continued growth, we have implemented a plan to expand tank manufacturing capacity. The planned capacity expansion, anticipated to be completed in 2013, is designed to double our current production capacity by setting up state-of-the art manufacturing lines at a 60,000 sq. ft. building adjacent to our existing 30,000 sq. ft. factory in Lake Forest, California. The scheduled expansion is expected to provide additional capacity starting in the first half of calendar 2013 with continued incremental capacity coming on-line throughout calendar 2013.

Contract revenue for this segment was $3.0 million in the fourth quarter of 2012 as compared to $3.8 million in the fourth quarter of 2011 and was $8.2 million in calendar 2012 as compared to $16.7 million in calendar 2011. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with OEMs and other customers. The higher contract revenue in 2011 was mainly due to the level of pre-production engineering services that we provided to Fisker Automotive during calendar 2011 prior to and just after its launch of the Fisker Karma vehicle. Although we continued to provide engineering services to Fisker Automotive under existing contracts in 2012 and into the beginning of 2013 to develop advanced features for the Fisker Karma vehicle, the levels of activity in calendar 2012 declined significantly compared to the levels in calendar 2011.
This segment had an operating loss of $1.3 million and $6.6 million in the fourth quarter and calendar year 2012, respectively, compared to an operating loss of $17.9 million and $17.0 million in the fourth quarter and calendar year 2011, respectively.
The operating results of this segment include expenses associated with our internally funded engineering programs. The expenses for these programs amounted to $2.6 million in the fourth quarter of 2012, as compared to $2.0 million in the fourth quarter of 2011, and amounted to $9.4 million in calendar 2012, as compared to $6.1 million in calendar 2011. Our internally funded research effort includes hybrid control strategies and proprietary software designed to precisely control hybrid propulsion and vehicle performance along with CNG and hydrogen storage, injection and regulation programs. The increase during the calendar 2012 period was primarily due to increased engineering activities related to our F-150 PHEV program which represented $0.9 million and $3.4 million of our internally funded engineering expenses in the fourth quarter and calendar year 2012, respectively. We suspended our efforts on the F-150 PHEV program in November 2012 and do not expect to resume efforts on this program until internal funding and supply chain issues can be resolved.
Included in the prior year fourth quarter and calendar 2011 was a goodwill impairment charge of $18.0 million.

Corporate Segment
Corporate expenses were $0.5 million and $7.8 million for the fourth quarter and calendar 2012, respectively, as compared to $2.2 million and $11.0 million for the fourth quarter and calendar 2011, respectively. Corporate expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.
After excluding the impact of the significant non-recurring charges and gains associated with the segment that are discussed below, overall Corporate segment expenses declined 31% and 15%, respectively, in the fourth quarter and calendar 2012 as compared to the same periods in 2011.
The decrease in corporate expenses in the fourth quarter of the current year is mainly attributable to a gain recognized in 2012 of $1.1 million associated with a partial reversal of a $1.7 million facility exit charge initially recognized in June 2011 upon commencement of a sublease arrangement on a facility in Lake Forest, California. The sublease was amended in October 2012 which allowed us to reoccupy the facility for the remaining term of the lease and necessitated a reversal of substantially all of the remaining balance of the facility exit obligation. We also realized savings from lower executive wages and benefits along with other cost-cutting initiatives implemented in calendar 2012.
Corporate expenses in calendar 2012 also include a net charge of $1.0 million associated with separation agreements executed in connection with the May 10, 2012 resignations of our former President and Chief Executive Officer and our former Executive Chairman of the Board.
Renewable Energy Segment – held for sale
Effective August 9, 2012, we committed to a formal plan to sell our wholly owned subsidiary, Schneider Power Inc. (Schneider Power) and initiated steps to locate a buyer. Schneider Power, an operator and developer of wind farms, represents the entire operations of our Renewable Energy business segment. As a result of our intent to sell the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The results from the operations of the Renewable Energy segment, classified as discontinued operations held for sale, net of taxes, was net earnings of $0.5 million in the fourth quarter of 2012 and a net loss of $1.0 million in calendar 2012, respectively, as compared to a net loss of $8.1 million in the fourth quarter of 2011 and $11.0 million in calendar 2011, respectively.
The net earnings or loss reported for discontinued operations held for sale includes the recognition of $1.6 million of revenue from energy sales in calendar 2012 as compared to $0.3 million in calendar 2011. Energy sales in 2012 include activities of the 10.0 megawatt Zephyr Wind Farm (Zephyr), which Schneider Power acquired on April 20, 2012. Zephyr began generating revenues under its power purchase agreement beginning on its official commercial operation date of May 15, 2012. The net loss reported for discontinued operations held for sale in calendar 2012 includes operating expenses of $1.8 million as compared to operating expenses of $11.2 million in calendar 2011. Included in operating expenses in calendar 2011 were total impairment charges of $8.5 million related to goodwill, an intangible asset associated with Schneider Power’s development project pipeline and the abandonment of the Spring Bay wind farm construction project. Interest expense on long-term project financing obligations was $1.1 million in calendar 2012 and $0.1 million in calendar 2011. Schneider Power also recognized an income tax benefit of $0.4 million in calendar 2012.

Other Asset Disposals
Quantum Solar Energy, Inc (Quantum Solar), our majority owned subsidiary, was established in 2008 with the intent to develop a solar panel distribution and manufacturing operation in Irvine, California. Due to changes in market conditions within the global solar industry that have occurred since the establishment of Quantum Solar, manufacturing operations have not commenced to date for Quantum Solar nor do we expect them to commence in the future. Due to these market conditions and other considerations, the asset groups associated with the planned manufacturing operations of Quantum Solar have been disposed of by abandonment and, as a result, the historical activities and asset balances are reported as discontinued operations.
Effective as of December 31, 2012, we abandoned and fully impaired certain assets consisting of prepayments made in prior years to our German affiliate, Asola, related to a cell supply agreement associated with Quantum Solar’s anticipated manufacturing operations. We recognized total charges in the fourth quarter of 2012 of $4.3 million in connection with this impairment, of which $3.9 million related to the carrying value of the prepayments and $0.4 million related to accumulated other comprehensive losses associated with foreign currency translation. The fourth quarter impairment charge, along with historical impairments related to solar manufacturing equipment deposits recorded in previous periods ($0.9 million in July 2011, $0.7 million in December 2011 and $0.5 million in June 2012) are now classified as discontinued operations.

Non-Reporting Segment Results
Interest Expense. Interest expense of our continuing operations, net of interest income, amounted to $0.8 million and $5.5 million in the fourth quarter of 2012 and in calendar 2012, respectively, as compared to $2.9 million and $5.2 million in the fourth quarter of 2011 and in calendar 2011, respectively. Interest expense represents both cash payments based on stated contractual rates and non-cash imputed rates associated with equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions of the debt securities. Included in the 2012 interest expense are non-cash amounts of $0.4 million in the fourth quarter and $4.6 million in the full calendar year, respectively.
Fair Value Adjustments of Derivative Instruments. Our consolidated financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain debt obligations and warrant contracts. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a net gain of less than $0.2 million in the fourth quarter of 2012 as compared to a net gain of $3.0 million in the fourth quarter of 2011, and amounted to a gain of $0.4 million in calendar 2012 as compared to a net gain of $9.6 million in calendar 2011.
Gain or Loss on Modification of Debt and Derivative Instruments. We recognized an overall gain of $0.6 million in the current year in connection with the exchange of certain existing convertible notes with new nonconvertible bridge notes in June and July of 2012, as compared to a loss of $4.1 million in the prior year in connection with debt modifications that occurred in January and August 2011.
Gain (Loss) on Settlement of Debt and Derivative Instruments. During the months of February and March 2012, we settled a total of $1.3 million of principal due under a promissory note by the issuance of shares of our common stock. As a result of the in-kind debt settlements, we recognized a net charge of $0.1 million in the current year, which represented the difference between the fair values of the shares issued and the debt settled. During the prior year from January 2011 thru August 2011, we recognized a net loss of $1.3 million primarily attributed to settlements of debt and derivative instruments with shares of our common stock.
Impairment of Investment in and Advances to Affiliates. Our German affiliate, Asola, has experienced recurring losses and declining year-over-year revenues in 2012. In addition, European-based solar manufacturers continue to experience significant competition from Chinese-based manufacturers that is eroding opportunities for Asola to remain competitive or be a viable enterprise without a significant restructuring of its operations. These continuing trends along with other indicators that emerged during 2012 indicate that a potential “other-than-temporary” decline in value may have occurred and, as a result, we performed a preliminary assessment of the recoverability of our investment in and advances to Asola during the third quarter of 2012. Based on our assessment, the carrying value exceeded the fair value and, as a result, we recognized an initial estimated impairment charge of $5.0 million. During the fourth quarter of 2012, Asola experienced additional losses and the probability of insolvency increased. On January 23, 2013, Asola filed an application for self-administered insolvency under German law, which the local court granted on January 29, 2013.  As a result of these conditions, we recognized an additional impairment of $0.5 million effective as of December 31, 2012 to write-off the remaining carrying value of our investments in Asola and the accumulated foreign currency translation related to our investments in Asola.

Equity in Losses of Affiliates. We recognized losses of $1.8 million in calendar 2011 and $0.8 million in calendar 2012, representing the net equity in earnings or losses of our affiliates that we account for under the equity method of accounting. The losses in 2011 and 2012 are primarily associated with our equity share of the operating losses of Asola.
Consolidated Net Loss
Our consolidated net loss for the fourth quarter of 2012 was $6.6 million, compared to a net loss of $29.6 million in the fourth quarter of 2011, and our consolidated net loss in calendar 2012 was $30.9 million, compared to a net loss of $43.0 million in calendar 2011.

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Consolidated Financial Information
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011 (1)	2012	2011 (1)	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$5,998,618	$2,602,523	$17,183,108	$14,526,031
Contract revenue	3,818,026	3,016,610	16,726,877	8,186,040
Total revenue	9,816,644	5,619,133	33,909,985	22,712,071
Costs and expenses:
Cost of product sales	4,641,365	2,010,930	12,395,266	10,757,138
Research and development	4,159,467	3,948,194	16,497,960	14,558,634
Selling, general and administrative	3,088,924	1,445,414	14,993,210	11,814,812
Goodwill impairment	18,000,000	—	18,000,000	—
Total costs and expenses	29,889,756	7,404,538	61,886,436	37,130,584
Operating loss	(20,073,112)	(1,785,405)	(27,976,451)	(14,418,513)
Interest expense, net	(2,943,326)	(822,861)	(5,248,081)	(5,496,149)
Fair value adjustments of derivative instruments, net	3,035,000	238,000	9,625,000	372,000
Gain (loss) on modification of debt and derivative instruments, net	(9,000)	—	(4,072,942)	649,786
Loss on settlement of debt and derivative instruments, net	—	—	(1,273,351)	(95,450)
Impairment of investment in and advances to affiliates	—	(484,557)	(58,572)	(5,447,592)
Equity in income (losses) of affiliates, net	(809,578)	1,026	(1,756,350)	(771,427)
Other	—	—	—	26,467
Loss from operations before income taxes	(20,800,016)	(2,853,797)	(30,760,747)	(25,180,878)
Income tax benefit (expense)	—	(800)	334,445	(4,000)
Loss from continuing operations	$(20,800,016)	$(2,854,597)	$(30,426,302)	$(25,184,878)
Loss from discontinued operations, net of taxes	(8,750,665)	(3,771,199)	(12,575,465)	(5,729,008)
Net loss attributable to stockholders	$(29,550,681)	$(6,625,796)	$(43,001,767)	$(30,913,886)

Per share data - basic and diluted:
Loss from continuing operations	$(1.20)	$(0.06)	$(2.18)	$(0.59)
Loss from discontinued operations	(0.51)	(0.08)	(0.90)	(0.13)
Net loss attributable to stockholders	$(1.71)	$(0.14)	$(3.08)	$(0.72)

Weighted average shares outstanding -
Basic and Diluted	17,285,217	47,811,117	13,945,716	43,135,376
Cash Flow Information (2):
Net cash used in operating activities	$(1,765,513)	$(1,308,475)	$(12,900,288)	$(12,470,129)
Net cash used in investing activities	(289,997)	(352,190)	(273,838)	(4,916,938)
Net cash provided by financing activities	3,193,486	1,118,690	15,181,472	15,596,657
(1) The 2011 three and twelve month periods are shown for comparative purposes and have been prepared on a pro forma and unaudited basis and include certain estimates.
(2) The cash flow information includes Schneider Power for all periods presented.

	December 31,	December 31,
	2011	2012
Balance Sheet Information:
Continuing Operations:
Cash and cash equivalents	$3,723,128	$1,435,658
Working capital (deficit)	$(1,878,737)	$(8,387,625)
Total assets	$36,208,022	$27,034,902
Derivative instruments:
Current	$953,000	$600,000
Non-current	543,000	—
Total	$1,496,000	$600,000
Debt obligations, current & non-current:
Principal & accrued interest	$11,598,783	$13,564,903
Debt discounts	(4,033,591)	(1,504,353)
Total	$7,565,192	$12,060,550

Discontinued Operations:
Cash and cash equivalents	$75,053	$578,080
Total assets	$10,228,727	$34,226,458
Total liabilities	$2,332,608	$26,908,713

Total stockholders' equity	$25,573,412	$14,222,681

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	49,998	49,998
Common stock; $0.02 par value	26,617,369	47,761,119
Total	26,667,367	47,811,117
Financial Results Call Scheduled:
Thursday, March 28, 2013 1:30 p.m. Pacific time (04:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call the following number approximately ten minutes prior to the starting time: 800-207-9287; Conference ID # 26120148. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join us for the earnings call, a playback of the call will be available via telephone approximately three hours after the call until April 4, 2013 at 11:45 p.m. Pacific Time. The number for this service is: 855-859-2056.
The call will also be available on the Company's Investor Relations web page approximately two hours after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php
For assistance, please call Bonnie Poyer at (949) 399-4536.

About Quantum:
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the development and production of natural gas fuel storage and system technologies, alternative fuel vehicles, and advanced vehicle propulsion systems. Quantum's portfolio of technologies includes natural gas and hydrogen storage and metering systems, electronic and software controls, hybrid electric drive systems, and other alternative fuel technologies and solutions that enable fuel efficient, low emission natural gas and hybrid, plug-in hybrid electric and fuel cell vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of natural gas, plug-in hybrid, hydrogen-powered hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations.
Quantum's customer base includes automotive OEMs, fleets, aerospace industry, military and other governmental agencies, and other strategic alliance partners. Quantum's wholly owned subsidiary, Schneider Power Inc., complements Quantum's renewable energy presence through the development and ownership of wind and solar farms.
Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the USA, Canada, Germany and India.
Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The risk factors include the ability of the customer and Quantum to fulfill their obligations under the new orders.  The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum at http://www.qtww.com/ or you may contact:
Brion D. Tanous
Principal, CleanTech IR, Inc.
Email:     btanous@cleantech-ir.com
310-541-6824

2013 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600